Exhibit 99.1

Cornerstone to Acquire Saba

Strategic combination will enhance Cornerstone’s reach and accelerate innovation around how people learn and grow at work

SANTA MONICA, Calif. —Feb. 24, 2020 — Cornerstone OnDemand, Inc. (NASDAQ:CSOD), a global leader in people development solutions, today announced it has entered into a definitive agreement to acquire Saba, a global leader in talent experience solutions and a portfolio company of Vector Capital. Saba has over 20 years of industry experience developing, delivering and supporting learning, performance and recruiting product solutions. The cash and stock transaction is valued at approximately $1.395 billion and has been unanimously approved by the boards of directors of both companies.

With the addition of Saba, Cornerstone will have an expanded reach and ability to help a larger, diverse group of clients realize the potential of their people with the right learning and development opportunities. The combined company will have more than 75 million users and serve approximately 7,000 organizations, of all sizes, around the globe.

The combined company will be well-positioned to deliver a highly differentiated portfolio of people development and talent experience software solutions by leveraging the existing product portfolio, as well as through accelerated product development enabled by a larger combined R&D team, greater financial resources, and a shared vision for the future.

“Today is a truly exciting day for our teams, our clients and our industry,” said Adam Miller, CEO and founder of Cornerstone. “Saba and Cornerstone have always shared a passion for people development, and together we can accomplish great things. The additional depth of expertise and capability from Saba is an ideal complement to Cornerstone. With the combination, our product development team is expected to significantly expand, giving us the ability to develop faster, further increase competitive differentiation, and help millions of people around the world to overcome the skills divide.”

“For over 20 years, Saba has been committed to helping clients around the world attract, develop and engage their people, and I am thrilled about this union because of the value it will bring to them,” said Phil Saunders, CEO and member of the Saba Board of Directors. “We see a natural fit between Saba and Cornerstone. We are aligned on mission and a view of where the industry is heading. Together, we will be better able to serve the needs of our clients and lead our industry into the future.”

Over the course of 2020, Cornerstone plans to integrate and optimize the collective portfolio of products with an unwavering commitment to client success. AlixPartners has been retained to help support the integration of the two organizations, focused on operational excellence and maximizing client value.

Centerview Partners, LLC and Morgan Stanley acted as financial advisors to Cornerstone in this transaction, and Cooley LLP acted as its legal advisor. Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Credit Suisse AG, Deutsche Bank Securities Inc., and Jefferies Finance LLC have provided committed financing to Cornerstone for this transaction. William Blair & Company, L.L.C. acted as financial advisor to Saba in this transaction, and Paul Hastings LLP acted as its legal advisor.

The transaction is subject to the satisfaction of certain customary closing conditions and regulatory review, and it is expected to close in the second quarter of 2020. More information about this acquisition will be shared during Cornerstone’s earnings call today at 2:00 pm PST.

About Cornerstone

Cornerstone is a global people development company. We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise and specialized focus to help them realize their people potential. Featuring comprehensive recruiting, personalized learning, modern content delivered in the flow of work, development-driven performance management and holistic workforce data management and insights, Cornerstone’s people development solutions are successfully used by more than 3,600 global clients of all sizes, spanning more than 40 million users across 187 countries and 43 languages. Learn more at www.csod.com.

About Saba

Saba’s mission is to make every company a great place to work by delivering the ultimate experience for people at work. Powered by AI and machine learning, Saba’s cloud-based talent platform combines the science of talent with intelligent personalization to deliver a “just-for-me” talent experience for every individual, while delivering the actionable insight talent leaders need to prove the experience makes an impact on business success. Saba’s solutions for recruiting and onboarding, learning and development, and performance and engagement enable the new levels of business agility and extensibility required for digital and talent transformation. Saba helps organizations around the world attract candidates who are the perfect fit, develop the skills of the future, elevate retention and engagement, and create authentic cultures, so they can achieve greater success through the power of their people. Learn more at www.saba.com.

Forward-Looking Statements

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Cornerstone relating to its anticipated acquisition of Saba. Such forward-looking statements include statements regarding future product offerings; expected benefits and costs of the proposed transaction, including to Cornerstone and its customers; expected financial impact of the acquisition on Cornerstone; plans regarding the integration of Saba’s products with Cornerstone’s; and the anticipated timing of closing of the proposed transaction. These statements reflect the current beliefs of Cornerstone and are based on current information available to Cornerstone as of the date hereof, and Cornerstone does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. The ability of

Cornerstone to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially and adversely from those expressed in any forward-looking statements. These risks and uncertainties include the ability to complete the transaction on the proposed terms and schedule; the failure to achieve expected synergies and efficiencies of operations between Cornerstone and Saba; the ability of Cornerstone and Saba to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and achieve market acceptance of combined products and services; the potential impact on the business of Saba as a result of the acquisition; the loss of any Saba customers; the ability to coordinate strategy and resources between Cornerstone and Saba; the ability of Cornerstone and Saba to retain and motivate key employees of Saba; the failure to satisfy any of the conditions to the consummation of the proposed transaction, including regulatory approval; general economic conditions; as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Cornerstone’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019 for the quarter ended September 30, 2019, which is available on the Investor Relations section of our website at csod.com and on the SEC website at www.sec.gov.

Media Contact

Deaira Irons

dirons@csod.com